Exhibit 99.1

Public Relations:	Investor Relations:

Steve Gabriel	John J. Hanlon
Porter Novelli	Synplicity, Inc.
(408) 369-4600 x627	(408) 215-6000
steve.gabriel@porternovelli.com	ir@synplicity.com

SYNPLICITY ANNOUNCES FOURTH QUARTER 2006 AND FULL YEAR RESULTS

SUNNYVALE, Calif., February 1, 2007— Synplicity®, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter and year ended December 31, 2006.

Revenue for the quarter ended December 31, 2006 was $16.4 million, compared to $16.3 million for the quarter ended December 31, 2005. On a generally accepted accounting principles (GAAP) basis, net income was $1.6 million, or $0.06 per diluted share, for the quarter ended December 31, 2006, as compared to GAAP net income of $2.6 million, or $0.09 per diluted share, for the quarter ended December 31, 2005. For the quarter ended December 31, 2006, GAAP net income included $248,000 in amortization of intangible assets and $791,000 of stock-based compensation expense. For the quarter ended December 31, 2005, GAAP net income included $222,000 in amortization of intangible assets and $5,000 of stock-based compensation expense. Non-GAAP net income, which excludes the effects of stock-based compensation and intangible assets amortization was $2.6 million, or $0.09 per diluted share, for the quarter ended December 31, 2006, compared to non-GAAP net income of $2.8 million, or $0.10 per diluted share, for the quarter ended December 31, 2005. A reconciliation of GAAP to non-GAAP net income is included with this press release.

For the year ended December 31, 2006, revenue was $62.5 million compared to $61.9 million for the year ended December 31, 2005. During early 2006, the Company terminated its ASIC business and as a result ASIC revenue declined 26% in 2006 compared to 2005. Non-ASIC revenue rose to $57.6 million in 2006 from $55.2 million in 2005. On a GAAP basis, net income was $3.2 million, or $0.11 per diluted share, in 2006. Included in GAAP net income for the year ended December 31, 2006 were stock-based compensation expense of $3.6 million, amortization of intangible assets expense of $916,000 and from the first quarter of 2006, a restructuring charge of $854,000. For the year ended December 31, 2005, revenue was $61.9 million and GAAP net income was $6.6 million, or $0.23 per diluted share. Included in GAAP net income for the year ended December 31, 2005 were $890,000 of amortization of intangible assets and a $4,000 stock-based compensation benefit. Non-GAAP net income was $8.6 million, or $0.30 per diluted share for the year ended December 31, 2006 compared to $7.4 million, or $0.27 per diluted share, for the year ended December 31, 2005.

The balance of cash and short-term investments increased from $57.1 million at December 31, 2005 to $65.4 million at December 31, 2006, net of $5.5 million used during 2006 to repurchase shares of Synplicity stock. In January 2007, the Company’s Board of Directors approved a new stock repurchase plan for 2007 whereby management is authorized to repurchase up to $10.0 million of common stock during 2007.

“2006 was a year of innovation and progress for the Company as we refocused our business on our core competency in FPGA tools,” said Gary Meyers, president and CEO of Synplicity. “While revenue in the fourth quarter of 2006 was lower than anticipated, with cautious spending by some North American customers, we believe we can deliver double-digit FPGA tools revenue growth and continue to improve our operating margins in 2007. I am particularly excited about further developments in Synplify Premier, our most successful product launch since Synplify Pro, and the production release of our unique TotalRecall technology in 2007,” concluded Meyers.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the first quarter of 2007.

•	Revenue for the quarter ending March 31, 2007 is expected to range from $14.2 million to $14.5 million.

•	GAAP net income per share is expected to range from $0.00 to $0.01 in the quarter. GAAP net income is expected to include about $875,000 of stock-based compensation and about $250,000 of intangible assets amortization.

•	For 2007, revenue is expected to range from $65.0 million to $67.0 million. Non-ASIC revenue is expected to increase at a low double digit rate in 2007 over 2006, while ASIC revenue is expected to decline by approximately $3.5 million in 2007 versus 2006.

•	For 2007, GAAP net income per share is expected to be between $0.18 and $0.20. GAAP net income is expected to include about $3.5 million of stock-based compensation expense and about $700,000 of intangible assets amortization.

•	The Company’s operating margin, calculated by excluding from GAAP operating income, intangible assets amortization and stock-based compensation is expected to be between 14% and 15% of revenue for the year ending December 31, 2007.

•	The income tax provision for 2007 is expected to be approximately 32% of pretax GAAP income.

Audio Webcast

The Company’s earnings call will be webcast on February 1, 2007 at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss the fourth quarter and full year 2006 results. Following completion of the call, a rebroadcast of the webcast will be available at

http://investor.synplicity.com through March 31, 2007. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on February 1, 2007 through February 15, 2007. To listen to a replay, call (719) 457-0820, access code 1643708.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash and other charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude amortization of intangible assets and stock-based compensation and, in addition in 2006, a restructuring charge. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters and years that is not influenced by other activities and therefore are helpful to understanding the Company’s underlying operational results. Further, these non-GAAP measures are some of the primary measures the Company’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of Programmable Logic Devices (FPGAs, PLDs and CPLDs) that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, FPGA-based ASIC verification, and DSP designers. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction since 2004 in EE Times’ Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Company’s FPGA market focus and development of products, growth in revenue, the Company’s execution and results, estimated net income, net income per share, non-GAAP operating expenses, the effective tax rate and certain expenses for 2007. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including continued demand for the Company’s FPGA products, the Company’s ability to increase revenue from its FPGA products, the orderly wind down of its ASIC business, employee retention and the impact of variability in the Company’s stock price on its stock-based compensation expense. For additional information and considerations regarding the risks faced by the Company, see its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended September 30, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Synplify, Synplify Pro are registered trademarks of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$65,397	$57,099
Accounts receivable, net(2)	10,323	10,888
Other current assets	2,229	2,372

Total current assets	77,949	70,359
Property and equipment, net	2,390	2,631
Goodwill	1,272	1,272
Intangible assets, net	1,035	1,882
Other assets	1,163	749

Total assets	$83,809	$76,893

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,299	$944
Accrued liabilities	1,537	1,461
Accrued compensation	4,449	4,031
Deferred revenue(2)	18,409	16,611

Total current liabilities	25,694	23,047
Shareholders’ equity:
Common stock	55,706	58,257
Additional paid-in capital	6,992	3,360
Accumulated deficit	(4,254)	(7,430)
Accumulated other comprehensive loss	(329)	(341)

Total shareholders’ equity	58,115	53,846

Total liabilities and shareholders’ equity	$83,809	$76,893

(1)	Derived from audited financial statements
(2)	Accounts receivable, net and deferred revenue presentation have been adjusted in 2005 to conform to current period presentation.

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue:
License	$5,349	$5,106	$17,880	$19,460
Maintenance	6,871	6,740	27,190	25,394
Bundled license and services	4,197	4,453	17,473	17,081

Total revenue	16,417	16,299	62,543	61,935
Cost of revenue:(3)
Cost of license	38	44	153	139
Cost of maintenance	362	392	1,641	1,623
Cost of bundled license and services	163	126	457	623
Amortization of intangible assets	248	222	916	890

Total cost of revenue	811	784	3,167	3,275

Gross profit	15,606	15,515	59,376	58,660

Operating expenses:(3)
Research and development	5,263	6,079	23,397	24,332
Sales and marketing	6,806	5,754	25,529	22,786
General and administrative	2,142	1,617	8,073	6,350
Restructuring charge	—	—	854	—

Total operating expenses	14,211	13,450	57,853	53,468

Income from operations	1,395	2,065	1,523	5,192
Other income, net	795	499	2,856	1,549

Income before income taxes	2,190	2,564	4,379	6,741
Income tax provision (benefit)	596	(54)	1,204	187

Net income	$1,594	$2,618	$3,175	$6,554

Net income per share:
Basic net income per share	$0.06	$0.10	$0.12	$0.25

Shares used in basic per share calculation	26,851	26,882	26,902	26,480

Diluted net income per share	$0.06	$0.09	$0.11	$0.23

Shares used in diluted per share calculation	28,191	28,773	28,234	27,990

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(3) Amortization of stock-based compensation expense (benefit) relates to the following:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cost of maintenance	$21	$—	$106	$—
Research and development	318	—	1,630	—
Sales and marketing	218	—	956	—
General and administrative	234	5	941	(4)

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

(unaudited)

Net Income

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
GAAP net income	$1,594	$2,618	$3,175	$6,554
Amortization of intangible assets	248	222	916	890
Stock-based compensation expense (benefit)	791	5	3,633	(4)
Restructuring charge	—	—	854	—

Non-GAAP net income(4)	$2,633	$2,845	$8,578	$7,440

Non-GAAP net income per share:
Non-GAAP net income per common share	$0.09	$0.10	$0.30	$0.27

Shares used in non-GAAP per share calculation	28,191	28,773	28,234	27,990

(4)	The non-GAAP calculations of net income and net income per share for the three months and year ended December 31, 2006 were not tax-effected. If the non-GAAP computation of net income was taxed at the rate the Company projected for the full year, the non-GAAP net income would have been $2.3 million, or $0.08 per share and $7.1 million, or $0.25 per share, respectively, for the three months and year ended December 31, 2006. In 2005, the Company incurred minimal income tax expense principally due to the utilization of net operating loss carryforwards and research and development tax credits.